EXHIBIT 23.1

Your Vision Our Focus

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post Effective Amendment to Form S-1 Registration Statement (No. 333-269516) of our report dated March 31, 2023, relating to the consolidated financial statements of Singlepoint, Inc. as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, which forms part of this Amended Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

September 22, 2023

Turner, Stone & Company, L.L.P.

Accountants and Consultants

12700 Park Central Drive, Suite 1400

Dallas, Texas 75251

Telephone: 972-239-1660 ⁄ Facsimile: 972-239-1665

Toll Free: 877-853-4195

Web site: turnerstone.com

INTERNATIONAL ASSOCIATION OF ACCOUNTANTS AND AUDITORS